Exhibit 99

Spirit AeroSystems Holdings, Inc.

3801 S. Oliver

Wichita, KS 67210

www.spiritaero.com

Spirit AeroSystems Holdings, Inc. Reports Third Quarter 2012 Financial Results; Reports Revenues of $1.365 billion and EPS of ($0.94) Including Previously Announced New Program Charges and Insurance Settlement

•                  Third Quarter 2012 Revenues of $1.365 billion

•                  Operating Loss of ($211) million including previously announced pre-tax new program charges totaling approximately ($590) million

•                  Includes previously announced approximately $235 million insurance settlement

•                  Loss Per Share of ($0.94)

•                  Cash and Cash Equivalents were $222 million

•                  Total backlog of approximately $34 billion

•                  Full-Year 2012 Financial Guidance updated; Provides Full-Year 2013 Guidance

Wichita, Kan., November 1, 2012 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported third quarter 2012 financial results reflecting continued strong demand for large commercial aircraft, solid core program operating performance, the impact of new program charges, and the final insurance settlement for claims relating to the April 14, 2012 severe weather event at its Wichita, Kan. facility. Spirit’s third quarter 2012 revenues were $1.365 billion, up 21% from $1.130 billion for the same period of 2011, driven by higher production volumes.

Operating loss was ($211) million, compared to operating income of $121 million for the same period in 2011, driven by previously announced new program charges, partially offset by the final insurance settlement relating to the severe weather event and a net pre-tax $18 million favorable cumulative catch-up adjustment driven by productivity and efficiency on core programs and other one-time expense reductions.

Table 1.  Summary Financial Results (unaudited)

	3rd Quarter				Nine Months
($ in millions, except per share data)	2012	2011	Change		2012	2011	Change

Revenues	$1,365	$1,130	21%		$3,972	$3,645	9%
Operating (Loss) Income	$(211)	$121	(275)%		$(6)	$254	(102)%
Operating (Loss) Income as a % of Revenues	(15.4)%	10.7%	(2,610	)BPS	(0.1)%	7.0%	(710	)BPS
Net (Loss) Income	$(134)	$67	(300)%		$(26)	$132	(120)%
Net (Loss) Income as a % of Revenues	(9.8)%	6.0%	(1,580	)BPS	(0.7)%	3.6%	(430	)BPS
(Loss) Earnings per Share (Fully Diluted)	$(0.94)	$0.47	(300)%		$(0.18)	$0.93	(119)%
Fully Diluted Weighted Avg Share Count	140.1	142.2			139.8	142.3

Net loss for the quarter was ($134) million, or ($0.94) per share, compared to net income of $67 million, or $0.47 per fully diluted share, in the same period of 2011.  Additionally, the current quarter includes a $19 million (see item A in Appendix), or $0.14 per share, positive tax impact related to net losses driven by new program charges.

As previously announced, the company reached a final settlement with insurers for all claims relating to the April 14, 2012 severe weather event at its Wichita, Kan. facility.  The settlement amount of approximately $235 million reflects claims significantly lower than previously estimated and resolves all property damage, clean-up, recovery, and business interruption costs. The settlement amount less current quarter expenses was recognized as a gain in the third quarter 2012.  The remaining cash settlement of $130 million ($235 million less the $105 million cash advance received in the second quarter 2012) is expected in the fourth quarter 2012.

“Strong market demand for our products continues as large commercial aircraft deliveries increased 7 percent and deliveries across all programs increased 12 percent over the third quarter of 2011,” said President and Chief Executive Officer Jeff Turner. “As demonstrated by the third quarter results, our core programs are performing well and we are financially healthy.”

“While new airplane programs are always challenging, I am extremely disappointed in our management of the complexity on these programs. We have struggled with the development and early production on certain programs as highlighted by the charges in the quarter. However, it is important to note that as these programs are now transitioning to full rate production and experiencing rate increases we are applying our lessons learned and focusing on driving operational performance and cost improvement into these programs,” Turner continued.

“Our backlog of approximately $34 billion reflects the strong global demand for commercial aircraft and positions us well to realize the long-term value and generate cash,” Turner concluded.

Spirit’s backlog at the end of the third quarter of 2012 was approximately $34 billion. Spirit calculates its backlog based on current contractual prices for products and volumes from the published firm order backlogs of Airbus and Boeing, along with firm orders from other customers.

Spirit updated its contract profitability estimates during the third quarter of 2012, resulting in the previously announced pre-tax charges of ($184) million on the 787 program related to the wing; ($163) million on the G650 Wing program; ($151) million on the BR725 (Engine Nacelle Package for the G650); ($88) million on the G280 Wing program; and ($4) million on other combined programs.  Additionally, the company recorded a net pre-tax $18 million, or $0.09 per share, favorable cumulative catch-up adjustment driven by core program productivity and efficiency and other one-time expense reductions.

In comparison, the third quarter of 2011 operating income included a net pre-tax $4 million favorable cumulative catch-up adjustment, and a pre-tax ($10) million new program forward-loss.

Cash flow from operations was a $103 million source of cash for the third quarter of 2012, compared to a $66 million source of cash for the third quarter of 2011.  The current quarter compared to the same period of 2011 includes an additional $50 million customer advance associated with a customer agreement on the A350 fuselage program, partially offset by the timing of accounts receivable and accounts payable. (Table 2)

Excluding the $50 million customer advance payment, cash flow from operations was a $53 million source of cash in the quarter.

Table 2.  Cash Flow and Liquidity

	3rd Quarter		Nine Months
($ in millions)	2012	2011	2012	2011

Cash Flow from Operations	$103	$66	$236	$(176)
Purchases of Property, Plant & Equipment*	$(67)	$(80)	$(171)	$(164)

	September 27,	December 31,
Liquidity	2012	2011

Cash	$222	$178
Total Debt	$1,179	$1,201

*Purchases of Property, Plant & Equipment include purchases related to the April 14th severe weather event

Cash balances at the end of the quarter were $222 million and debt balances were $1,179 million.   Approximately $19.9 million of the credit facility is reserved for financial letters of credit.

As also previously announced, to address the charges in the quarter, the company amended its senior secured loan and credit facility to adjust the senior secured leverage ratio through the first quarter of 2013 and the other financial covenant ratios through the second quarter of 2013, after which times the financial covenant ratios will revert back to pre-amended ratios. No event of default has occurred.

The company’s credit rating was affirmed at BB and placed on stable outlook by Standard and Poor’s, and was affirmed at Ba2 and placed on negative outlook by Moody Investor Services following the third quarter announcement regarding new program charges.

Financial Outlook

Spirit’s revenue guidance is updated for the full-year 2012 and is now expected to be between $5.2 and $5.3 billion based on Boeing’s 2012 delivery guidance of approximately 585 to 600 aircraft; expected B787 ship set deliveries; expected Airbus deliveries in 2012 of approximately 580 aircraft; internal Spirit forecasts for other customer production activities; expected non-production revenues; and foreign exchange rates consistent with those in the third quarter of 2012.

Fully diluted earnings per share guidance for 2012 is now expected to be approximately $0.19 — $0.24. Excluding the net insurance benefit, loss per share is now expected to be approximately ($0.43) — ($0.38) (see item B in Appendix).

Cash flow from operations, less capital expenditures of approximately $250 million for 2012, is now expected to be between $250 million and $350 million in the aggregate. Excluding the net insurance benefit of approximately $100 million, cash flow from operations, less capital expenditures of approximately $250 million, is now expected to be between $150 million and $250 million in the aggregate. The 2012 cash flow from operations guidance includes $250 million of customer cash advances related to the A350 fuselage.

Spirit’s revenue guidance for the full-year 2013 is expected to be between $5.8 and $6.0 billion.

Fully diluted earnings per share guidance for 2013 is expected to be between $1.90 — $2.10 per share. Excluding weather related expenses, fully diluted earnings per share guidance for 2013 is expected to be between $2.20 - $2.40 per share (see item B in Appendix).

Cash flow from operations, less capital expenditures of approximately $400 million for 2013 is expected to be between ($150) million and ($50) million in the aggregate. (Table 3) Excluding weather related expenditures, cash flow from operations, less capital expenditures for 2013 is expected to be between ($50) million and $50 million in the aggregate. (Tables 4 and 5)

Risk to our financial guidance includes, among other factors: 787 delivery volumes; higher than forecast non-recurring and recurring costs on our development programs; commercial settlements with customers; mid-range business jet market risks; and our ability to achieve anticipated productivity and cost improvements. You should review carefully the sections captioned “Risk Factors” in our 2011 Form 10-K filed with the Securities and Exchange Commission on February 23, 2012 and our subsequently filed Form 10-Qs for a more complete discussion of these and other factors that may affect our business.

Table 3.  Financial Outlook

	2011 Actual	2012 Guidance	2013 Guidance

Revenues	$4.9 billion	$5.2 - $5.3 billion	$5.8 - $6.0 billion

Earnings Per Share (Fully Diluted)	$1.35	$0.19 - $0.24	$1.90 - $2.10

Effective Tax Rate	31.0%	N/M(1)	~31.0%

Cash Flow from Operations	($47) million	$500 - $600 million	$250 - $350 million

Capital Expenditures	$250 million	~$250 million	~$400 million

Table 4. Severe Weather Adjustments to Financial Outlook

	2011 Actual	2012 Guidance	2013 Guidance

Revenues	—	—	—

Earnings Per Share (Fully Diluted)	—	($0.62)(3)	$0.30(3)

Effective Tax Rate	—	—	—

Cash Flow from Operations	—	($100) million	$50 million

Capital Expenditures	—	—	($50 million)

Table 5. Financial Outlook Excluding Severe Weather Adjustments(2)

	2011 Actual	2012 Guidance	2013 Guidance

Revenues	$4.9 billion	$5.2 - $5.3 billion	$5.8 - $6.0 billion

Adjusted Earnings Per Share (Fully Diluted)	$1.35	($0.43) - ($0.38)(3)	$2.20 - $2.40(3)

Effective Tax Rate	31.0%	N/M(1)	~31.0%

Adjusted Cash Flow from Operations	($47) million	$400 - $500 million	$300 - $400 million

Adjusted Capital Expenditures	$250 million	~$250 million	~$350 million

(1)          Spirit is not providing effective tax rate guidance due to the sensitivity of the annual effective tax rate estimate to even minimal changes to forecasted fourth quarter pre-tax earnings.

(2)          Excludes net severe weather impacts.

(3)          Non-GAAP financial measure, see item B in Appendix for reconciliation.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: our ability to continue to grow our business and execute our growth strategy, including the timing, execution and profitability of new programs; our ability to perform our obligations and manage costs related to our new commercial and business aircraft development programs and the related recurring production; margin pressures and the potential for additional forward-losses on aircraft development programs; our ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft, including, but not limited to, the Boeing B737, B747, B767 and B777 programs, and the Airbus A320 and A380 programs; the effect on business and commercial aircraft demand and build rates of the following factors: continuing weakness in the global economy and economic challenges facing commercial airlines, a lack of business and consumer confidence, and the impact of continuing instability in global financial and credit markets, including, but not limited to, any failure to avert a sovereign debt crisis in Europe; customer cancellations or deferrals as a result of global economic uncertainty; the success and timely execution of key milestones such as deliveries of Boeing’s B787 and first flight, certification and first delivery of Airbus’ A350 XWB aircraft program, including receipt of necessary regulatory approvals, and customer adherence to their announced schedules; our ability to enter into profitable supply arrangements with additional customers; the ability of all parties to satisfy their performance requirements under existing supply contracts with Boeing and Airbus, our two major customers, and other customers and the risk of nonpayment by such customers; any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals or reduced orders by their customers or from labor disputes or acts of terrorism; any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; returns on pension plan assets and the impact of future discount rate changes on pension obligations; our ability to borrow additional funds or refinance debt; competition from original equipment manufacturers and other aerostructures suppliers; the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; the cost and availability of raw materials and purchased components; our ability to successfully extend or renegotiate our primary collective bargaining contracts with our labor unions; our ability to recruit and retain highly skilled employees and our relationships with the unions representing many of our employees; spending by the U.S. and other governments on defense; the possibility that our cash flows and borrowing facilities may not be adequate for our additional capital needs or for payment of interest on and principal of our indebtedness; our exposure under our existing senior secured revolving credit facility to higher interest payments should interest rates increase substantially; the effectiveness of our interest rate and foreign currency hedging programs; the outcome or impact of ongoing or future litigation, claims and regulatory actions; our exposure to potential product liability and warranty claims; and the accuracy or completeness of our assessment of damage and costs of restoration and recovery from the severe weather event that hit our Wichita, Kan. facility on April 14, 2012. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements.  These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should review carefully the sections captioned “Risk Factors” in our 2011 Form 10-K filed with the Securities and Exchange Commission on February 23, 2012 and our subsequently filed Form10-Qs for a more complete discussion of these and other factors that may affect our business.

Segment Results

Fuselage Systems

Fuselage Systems segment revenues for the third quarter of 2012 were $660 million, up 22 percent from the same period last year largely driven by higher production volumes.  Operating margin for the third quarter of 2012 was 17.2 percent as compared to 14.7 percent during the same period of 2011. In the third quarter of 2012 the segment recorded a net pre-tax $14 million favorable cumulative catch-up adjustment driven by productivity and efficiency on core programs and other one-time expense reductions. In comparison, the segment realized a net pre-tax $1 million favorable cumulative catch-up adjustment, and a pre-tax ($10) million new program forward-loss in the third quarter of 2011.

Propulsion Systems

Propulsion Systems segment revenues for the third quarter of 2012 were $358 million, up 16 percent from the same period last year, largely driven by higher production volumes and increased aftermarket volumes.  Operating margin for the third quarter of 2012 was (27.1) percent as compared to 17.1 percent in the third quarter of 2011. In the third quarter of 2012 the segment realized a net pre-tax $4 million favorable cumulative catch-up adjustment associated with productivity and efficiency on core programs, and other one-time expense reductions, and a pre-tax ($151) million forward loss on the BR725 (Engine Nacelle Package for the G650) driven by increased development and supply chain costs.  In comparison, the segment realized a net pre-tax $5 million favorable cumulative catch-up adjustment in the third quarter of 2011.

Wing Systems

Wing Systems segment revenues for the third quarter of 2012 were $345 million, up 25 percent from the same period last year, largely driven by higher production volumes. Operating margin for the third quarter of 2012 was (118.0) percent as compared to 8.2 percent during the same period of 2011.  The segment recorded pre-tax forward loss charges of $184 million on the 787 program; $163 million on the G650 Wing program; $88 million on the G280 Wing program; and $4 million on other combined programs due to increased supply chain, factory support, and labor costs.  In comparison, the segment realized a net pre-tax ($2) million unfavorable cumulative catch-up adjustment in the third quarter of 2011.

Table 6.  Segment Reporting

	(unaudited)				(unaudited)
	3rd Quarter				Nine Months
($ in millions)	2012	2011	Change		2012	2011	Change

Segment Revenues
Fuselage Systems	$660.4	$541.6	21.9%		$1,910.4	$1,842.7	3.7%
Propulsion Systems	$357.6	$309.1	15.7%		$1,052.8	$899.8	17.0%
Wing Systems	$344.6	$276.8	24.5%		$999.8	$894.2	11.8%
All Other	$2.7	$2.2	22.7%		$9.1	$8.2	11.0%
Total Segment Revenues	$1,365.3	$1,129.7	20.9%		$3,972.1	$3,644.9	9.0%

Segment (Loss) Earnings from Operations
Fuselage Systems	$113.7	$79.6	42.8%		$294.7	$221.7	32.9%
Propulsion Systems	$(96.9)	$52.8	(283.5)%		$16.8	$141.8	(88.2)%
Wing Systems	$(406.7)	$22.6	(1,899.6)%		$(358.7)	$8.8	(4,176.1)%
All Other	$0.2	$1.3	(84.6)%		$1.2	$1.8	(33.3)%
Total Segment Operating (Loss) Earnings	$(389.7)	$156.3	(349.3)%		$(46.0)	$374.1	(112.3)%

Unallocated Corporate SG&A Expense	$(38.6)	$(35.1)	10.0%		$(112.6)	$(107.8)	4.5%
Unallocated Impact From Severe Weather Event Expense	$218.8	$0.0			$164.3	$0.0
Unallocated Research & Development Expense	$(1.0)	$(0.7)	42.9%		$(3.4)	$(1.7)	100.0%
Unallocated Cost of Sales(1)	$0.0	$0.0			$(8.0)	$(10.9)	(26.6)%
Total (Loss) Earnings from Operations	$(210.5)	$120.5	(274.7)%		$(5.7)	$253.7	(102.2)%

Segment Operating (Loss) Earnings as % of Revenues
Fuselage Systems	17.2%	14.7%	250	BPS	15.4%	12.0%	340	BPS
Propulsion Systems	(27.1)%	17.1%	(4,420	)BPS	1.6%	15.8%	(1,420	)BPS
Wing Systems	(118.0)%	8.2%	(12,620	)BPS	(35.9)%	1.0%	(3,690	)BPS
All Other	7.4%	59.1%	(5,170	)BPS	13.2%	22.0%	(880	)BPS
Total Segment Operating (Loss) Earnings as % of Revenues	(28.5)%	13.8%	(4,230	)BPS	(1.2)%	10.3%	(1,150	)BPS

Total Operating (Loss) Earnings as % of Revenues	(15.4)%	10.7%	(2,610	)BPS	(0.1)%	7.0%	(710	)BPS

(1)         Charges in the first nine months of 2012 are associated with UAW stock compensation, Early Retirement incentives and asset impairment charges; compared to charges in the first nine months of 2011 which were associated with a change in estimate for warranty and extraordinary rework reserves and the UAW Early Retirement Incentive in connection with the ratification of their ten-year labor contract.

Contact information:

Investor Relations: Coleen Tabor (316) 523-7040

Media:  Ken Evans (316) 523-4070

On the web: http://www.spiritaero.com

Spirit Ship Set Deliveries

(One Ship Set equals One Aircraft)

2011 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2011
B737	93	97	95	92	377
B747	4	3	4	6	17
B767	5	6	6	6	23
B777	16	22	21	19	78
B787	6	7	5	7	25
Total	124	135	131	130	520

A320 Family	103	91	103	106	403
A330/340	18	26	24	25	93
A350	—	—	—	—	—
A380	6	5	7	6	24
Total	127	122	134	137	520

Business/Regional Jet	10	13	12	14	49

Total Spirit	261	270	277	281	1,089

2012 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD 2012
B737	105	105	107		317
B747	5	6	7		18
B767	7	6	6		19
B777	21	21	22		64
B787	8	11	9		28
Total	146	149	151		446

A320 Family	112	109	103		324
A330/340	25	24	26		75
A350	1	—	1		2
A380	7	6	3		16
Total	145	139	133		417

Business/Regional Jet	12	19	27		58

Total Spirit	303	307	311		921

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 27, 2012	September 29, 2011	September 27, 2012	September 29, 2011
	($ in millions, except per share data)

Net revenues	$1,365.3	$1,129.7	$3,972.1	$3,644.9
Operating costs and expenses:
Cost of sales	1,746.7	963.0	3,994.6	3,245.6
Selling, general and administrative	40.6	38.4	125.9	118.5
Impact from severe weather event	(218.8)	—	(164.3)	—
Research and development	7.3	7.8	21.6	27.1
Total operating costs and expenses	1,575.8	1,009.2	3,977.8	3,391.2
Operating (loss) income	(210.5)	120.5	(5.7)	253.7
Interest expense and financing fee amortization	(16.2)	(19.0)	(62.6)	(61.6)
Interest income	—	—	0.1	0.2
Other income (expense), net	4.1	(1.6)	3.4	—
(Loss) income before income taxes and equity in net loss of affiliate	(222.6)	99.9	(64.8)	192.3
Income tax provision	88.3	(32.4)	39.4	(59.6)
(Loss) income before equity in net loss of affiliate	(134.3)	67.5	(25.4)	132.7
Equity in net loss of affiliate	(0.1)	(0.2)	(0.5)	(0.7)
Net (loss) income	$(134.4)	$67.3	$(25.9)	$132.0

(Loss) earnings per share
Basic	$(0.94)	$0.48	$(0.18)	$0.93
Shares	140.1	139.4	139.8	139.1

Diluted	$(0.94)	$0.47	$(0.18)	$0.93
Shares	140.1	142.2	139.8	142.3

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	September 27, 2012	December 31, 2011
	($ in millions)
Current assets
Cash and cash equivalents	$221.7	$177.8
Accounts receivable, net	514.6	267.2
Insurance receivable - severe weather event	129.9	—
Inventory, net	2,368.6	2,630.9
Other current assets	105.8	79.9
Total current assets	3,340.6	3,155.8
Property, plant and equipment, net	1,657.0	1,615.7
Pension assets	138.3	118.8
Other assets	237.6	152.1
Total assets	$5,373.5	$5,042.4
Current liabilities
Accounts payable	$652.6	$559.4
Accrued expenses	238.3	224.3
Current portion of long-term debt	10.7	48.9
Advance payments, short-term	62.3	8.8
Deferred revenue, short-term	23.2	28.5
Other current liabilities	50.1	43.6
Total current liabilities	1,037.2	913.5
Long-term debt	1,168.4	1,152.0
Advance payments, long-term	846.1	655.9
Deferred revenue and other deferred credits	31.8	34.7
Pension/OPEB obligation	89.2	84.2
Other liabilities	239.1	237.4
Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 119,518,290 and 118,560,926 issued, respectively	1.2	1.2
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 24,132,748 and 24,304,717 shares issued, respectively	0.2	0.2
Additional paid-in capital	1,009.0	995.9
Accumulated other comprehensive loss	(116.4)	(126.2)
Retained earnings	1,067.2	1,093.1
Total shareholders’ equity	1,961.2	1,964.2
Noncontrolling interest	0.5	0.5
Total equity	1,961.7	1,964.7
Total liabilities and equity	$5,373.5	$5,042.4

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the Nine Months Ended
	September 27, 2012	September 29, 2011
	($ in millions)
Operating activities
Net (loss) income	$(25.9)	$132.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation expense	113.6	97.0
Amortization expense	16.9	10.6
Accretion of customer supply agreement	0.1	—
Employee stock compensation expense	12.0	8.6
Excess tax benefits from share-based payment arrangements	(1.2)	(1.2)
Loss on disposition of assets	5.8	0.8
Loss from discontinued hedge accounting on interest rate swaps	2.2	—
Loss on effectiveness of hedge contracts	0.2	—
(Gain) / Loss from foreign currency transactions	(5.9)	1.2
Deferred taxes	(100.6)	16.0
Long-term tax provision	1.3	8.9
Pension and other post-retirement benefits, net	(7.0)	(7.4)
Grant income	(4.1)	(4.0)
Equity in net loss of affiliate	0.5	0.7
Changes in assets and liabilities
Accounts receivable	(242.5)	(127.9)
Inventory, net	272.6	(61.1)
Accounts payable and accrued liabilities	111.3	93.7
Advance payments	243.7	(158.7)
Deferred revenue and other deferred credits	(7.3)	(265.1)
Insurance receivable for severe weather related expenses	(129.9)	—
Insurance proceeds for investing purposes - severe weather related expenses	(7.0)	—
Other	(13.3)	80.1
Net cash provided by (used in) operating activities	235.5	(175.8)
Investing activities
Purchase of property, plant and equipment	(163.5)	(164.2)
Purchase of property, plant and equipment - severe weather related expenses	(7.0)	—
Insurance proceeds for investment purposes - severe weather related expenses	7.0	—
Other	0.1	0.4
Net cash (used in) investing activities	(163.4)	(163.8)
Financing activities
Proceeds from revolving credit facility	170.0	—
Payments on revolving credit facility	(170.0)	—
Proceeds from issuance of debt	547.3	—
Principal payments of debt	(567.0)	(5.3)
Debt issuance and financing costs	(11.3)	—
Excess tax benefits from share-based payment arrangements	1.2	1.2
Net cash (used in) financing activities	(29.8)	(4.1)
Effect of exchange rate changes on cash and cash equivalents	1.6	0.4
Net increase (decrease) in cash and cash equivalents for the period	43.9	(343.3)
Cash and cash equivalents, beginning of the period	177.8	481.6
Cash and cash equivalents, end of the period	$221.7	$138.3

Appendix:

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define the measure differently.

A.           Represents net earnings change due to tax rate differences attributable to net losses driven by Q3 events:

Q2 YTD effective tax rate - Q3 QTD effective tax rate = rate impact from net losses * Q3 earnings before tax = earnings impact

31% - 39.7% = (8.7%)*($222.6) earnings before taxes = $19.37

B.

Adjusted Future EPS Guidance

	2012 Guidance	2013 Guidance
Earnings Per Share (Fully Diluted)	$0.19 - $0.24	$1.90 - $2.10

Adjustment for Estimated Severe Weather Impact
Severe Weather Impact Adjustment (in millions)	($127.3)	$59.0
Tax Rate Assumed	31%	31%
Share Count Assumed (in millions)	142.9	144.1
Estimated Severe Weather Impact	~($0.62)	~$0.30

Adjusted Future EPS Guidance	($0.43) - ($0.38)	$2.20 - $2.40